Exhibit 5.1

August 13, 2015

Nephros, Inc.

41 Grand Avenue

River Edge, New Jersey 07661

Ladies and Gentlemen:

This opinion is being furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”), including the prospectus that is part of the Registration Statement (the “Prospectus”), being filed by Nephros, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. We have been advised that the Registration Statement relates to the resale by the selling stockholder named therein (the “Selling Stockholder”) of an aggregate of 5,125,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of 250,000 issued and outstanding shares of Common Stock (the “Outstanding Shares”) and 4,900,000 shares (the “Issuable Shares,” and together with the Outstanding Shares, the “Shares”) issuable in connection with that certain Purchase Agreement dated July 24, 2015 between the Company and the Selling Stockholder (the “Purchase Agreement”).

In connection with rendering this opinion, we have reviewed the following, as presented, and represented as being such, to us by the Company: (i) the Company’s certificate of incorporation, as amended to date; (ii) the Company’s bylaws in effect on the date hereof; (iii) the Purchase Agreement; and (iv) certain resolutions of the Company’s Board of Directors pertaining to the issuance by the Company of the Shares and the execution by the Company of Purchase Agreement.

We have examined and relied upon the information set forth in the Registration Statement and such other records, agreements, certificates, public officials, and documents as we have deemed necessary as a basis for the opinions expressed herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof. As to certain matters of fact relevant to the opinions expressed below, we have, without independent verification or further inquiry, relied upon certificates and statements of officers of the Company. The opinions expressed herein are limited to matters governed by the Delaware General Corporation Law.

Based upon the foregoing and upon the representations and information provided by the Company, we are of the opinion as of the date hereof that:

1.           The Outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable.

2.           The Issuable Shares have been duly authorized and, when issued pursuant to the Purchase Agreement in accordance with its terms, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

August 13, 2015

Very truly yours,

Fredrikson & Byron, P.A.

By:	/s/ Christopher Melsha
Vice President